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Exhibit 10.8

OFFICE BUILDING LEASE
BETWEEN
MAIN & MAC II, LP,
LANDLORD
AND
ALLIANCE BANK,
TENANT

i

D	Notice of Lease Term Dates and Tenant's Percentage
E	Definition of Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs
F	Standards for Utilities and Services
G	Estoppel Certificate
H	Rules and Regulations

ii

OFFICE BUILDING LEASE

        This OFFICE BUILDING LEASE ("Lease") is entered into as of the     day of                     , 2001 by and between MAIN & MAC II, LP, a Delaware limited partnership ("Landlord"), and ALLIANCE BANK, a California banking corporation ("Tenant").

        1.    BASIC LEASE TERMS.    For purposes of this Lease, the following terms have the following definitions and meanings:

        (a)    Landlord:    MAIN & MAC II, LP, a Delaware limited partnership.

        (b)    Landlord's Address (For Notices):

    MAIN & MAC II, LP
    c/o Koll Development Company
    4343 Von Karman Avenue
    Newport Beach, California 92660
    Attention: Property Management 1901 Main

or such other places as Landlord may from time to time designate by notice to Tenant.

        (c)    Tenant:    ALLIANCE BANK, a California banking corporation.

        (d)    Tenant's Address (For Notices):    Before the Commencement Date:

    Prior to the Commencement Date:

      Alliance Bank
      5000 Birch Street, Suite 4900
      Newport Beach, California 92660
      Attention: Mr. Rick Mort and Mr. Dave Holmes

    After the Commencement Date:

      Alliance Bank
      100 Corporate Pointe
      Culver City, CA 90230
      Attention: Andrew D. Reid

or such other place as Tenant may from time to time designate by notice to Landlord.

        (e)    Development/Project:    The parcel(s) of real property located in the City of Irvine (the "City"), County of Orange (the "County"), State of California ("State"), as shown on the site plan attached hereto as Exhibit "A-I" (the "Land") upon which the Building described below, the multi-level parking garage which will serve the Building (the "Parking Structure") and appurtenant surface parking areas, landscaping, walkways and other common areas are to be situated (herein, collectively, the "Development" or "Project").

        (f)    Building:    An eight (8) story office building containing approximately 172,250 Rentable Square Feet (subject to adjustment as provided in Exhibit "B"), with the street address of 1901 Main Street, Irvine, California 92614.

        (g)    Premises:    Those certain premises known as Suites 100 and 175 as generally shown on the floor plan attached hereto as Exhibit "A-II", located on the first (1st) floor of the Building, which Premises contains approximately 8,000 Rentable Square Feet (6,838 Usable Square Feet) (subject to adjustment as provided in Exhibit "B" and Exhibit "D").

        (h)    Tenant's Percentage:    Tenant's percentage of the Building on a Rentable Square Foot basis, which initially is 4.644%, subject to final determination as provided in Exhibit "B" and Exhibit "D".

        (i)    Term:    Sixty (60) months.

        (j)    Estimated Commencement Date:    January 1, 2002.

                Estimated Expiration Date:    December 31, 2007.

        (k)    Commencement Date:    The date on which the Term of this Lease will commence as determined in accordance with the provisions of Exhibit "C" and as stated on Exhibit "D".

        (l)    Initial Monthly Base Rent:    $20,400.00, subject to adjustment as provided in Subparagraph 1(m) below and as otherwise provided in this Lease; provided, however, that so long as Tenant is not in Default under this Lease, Tenant shall receive a rent credit against its obligation to pay Monthly Base Rent for the second, third and fourth full calendar months of the First Lease Year in the amount of $20,400 for each such calendar month, such that the net Monthly Base Rent due from Tenant for the second, third and fourth full calendar months of the Term shall equal zero ($0.00).

        (m)    Adjustment to Monthly Base Rent:    Monthly Base Rent will be adjusted in accordance with the following:

MONTHS	MONTHLY BASE RENT
1 - 12	$20,400.00
13 - 24	$21,200.00
25 - 36	$21,600.00
37 - 48	$22,000.00
49 - 60	$22,400.00

        (n)    Expense Allowance:    The Expense Allowance as to Operating Expenses, the Expense Allowance as to Real Property Taxes and Assessments, and the Expense Allowance as to Utilities Costs, means that portion, respectively, of (a) Tenant's Percentage of Operating Expenses, (b) Tenant's Percentage of Real Property Taxes and Assessments, and (c) Tenant's Percentage of Utilities Costs, as described in Paragraph 6 below, which Landlord has included in Monthly Base Rent, which, for purposes of this Lease, will be three (3) separate amounts as follows: (a) Tenant's Percentage of Operating Expenses for the 2002 calendar base year (hereinafter, the "Base Year"), (b) Tenant's Percentage of Real Property Taxes and Assessments for the Base Year, and (c) Tenant's Percentage of Utilities Costs for the Base Year.

        (o)    Security Deposit:    $24,640.00.

        (p)    Tenant Improvements:    All tenant improvements installed or to be installed by Landlord or Tenant within the Premises to prepare the Premises for occupancy pursuant to the terms of the Work Letter Agreement attached hereto as Exhibit "C".

        (q)    Tenant Improvement Allowance:    $30.00 per Usable Square Foot of the Premises, to be applied as provided in the Work Letter Agreement attached hereto as Exhibit "C".

        (r)    Permitted Use:    General office consistent with that of other office tenants in the Project and retail bank branch use consistent with other comparable retail financial institutions operating within office tower locations in the Southern California area and no other use without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Notwithstanding the foregoing, because Landlord has granted to Salomon Smith Barney Inc. certain exclusive rights with respect to the retail sale of corporate securities and investment banking services on other floors of the Building, in no event shall Tenant be entitled to use the Premises primarily for the retail sale of corporate securities or for investment banking purposes. The preceding sentence shall not preclude Tenant from engaging in the retail sale of corporate securities or performing investment banking services so long as such activities are performed on an incidental basis and are ancillary to Tenant's business as a retail financial banking institution.

        (s)    Parking:    Up to thirty-three (33), but no less than twenty (20) unreserved employee parking spaces at $55.00 per space per month, subject to the terms and conditions of Paragraph 32 below and the Rules and Regulations regarding parking contained in Exhibit "H". Tenant shall pay monthly rental for not less than twenty (20) unreserved parking spaces, whether or not Tenant actually uses all such spaces. In addition to the above, so long as the Premises is being operated as a retail bank, Landlord shall provide to Tenant three (3) surface parking spaces adjacent to the Building which shall be marked for the exclusive use of Tenant's ATM customers. Such reserved spaces shall be provided at no charge to Tenant during the initial Term, but may be subject to a reserved parking fee thereafter based upon the then fair market rate for comparable reserved parking spaces in the Comparison Area. The exact location of such spaces shall be as indicated on Exhibit "A," or such alternative parking spaces as are mutually approved by Tenant and Landlord.

        (t)    Broker(s):    CB Richard Ellis, Inc. representing Landlord

                                      Volt Commercial Brokerage representing Tenant.

        (u)    Guarantor(s):    None.

        (v)    Interest Rate:    shall mean the greater of ten percent (10%) per annum or two percent (2%) in excess of the prime lending or reference rate of Wells Fargo Bank N.A. or any successor bank in effect on the twenty-fifth (25th) day of the calendar month immediately prior to the event giving rise to the Interest Rate imposition; provided, however, the Interest Rate will in no event exceed the maximum interest rate permitted to be charged by applicable law.

        (w)    Exhibits:    A-1 through H, inclusive, which Exhibits are attached to this Lease and incorporated herein by this reference. As provided in Paragraph 3 below, a completed version of Exhibit "D" will be delivered to Tenant after Landlord delivers possession of the Premises to Tenant.

        (x)    Addendum Paragraphs:    41 through 44, inclusive, which Addendum Paragraphs are attached to this Lease and incorporated herein by this reference.

        This Paragraph 1 represents a summary of the basic terms and definitions of this Lease. In the event of any inconsistency between the terms contained in this Paragraph 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

        2.    PREMISES AND COMMON AREAS

        (a)    Premises.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as improved or to be improved with the Tenant Improvements described in the Work Letter Agreement, a copy of which is attached hereto as Exhibit "C". Notwithstanding the foregoing, subject to factors beyond Landlord's control and to the other provisions of this Lease, including without limitation, Subparagraph (d) below and Paragraphs 14, 20, 21 and 33, Tenant shall have access to the Premises and entry access to the Building twenty-four (24) hours per day, seven (7) days per week year-round.

        (b)    Mutual Covenants.    Landlord and Tenant agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions contained in this Lease and each party covenants as a material part of the consideration for this Lease to keep and perform their respective obligations under this Lease.

        (c)    Tenant's Use of Common Areas.    During the Term of this Lease, Tenant shall have the nonexclusive right to use in common with Landlord and all persons, firms and corporations conducting business in the Project and their respective customers, guests, licensees, invitees, subtenants, employees and agents (collectively, "Project Occupants"), subject to the terms of this Lease, the Rules and

Regulations referenced in Paragraph 32 below and all covenants, conditions and restrictions now or hereafter affecting the Project, the following common areas of the Building and/or the Project (collectively, the "Common Areas"):

          (i)    The Building's common entrances, hallways, lobbies, public restrooms on multi-tenant floors, elevators, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto, and the common pipes, conduits, wires and appurtenant equipment within the Building which serve the Premises (collectively, "Building Common Areas"); and

          (ii)  The parking facilities of the Project, which serve the Building (subject to the provisions of Exhibit "H"), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, plaza areas, fountains and similar areas and facilities situated within the Project and appurtenant to the Building which are not reserved for the exclusive use of any Project Occupants (collectively, "Project Common Areas").

        (d)    Landlord's Reservation of Rights.    Provided Tenant's use of and access to the Premises and parking to be provided to Tenant under this Lease is not interfered with in an unreasonable manner, Landlord reserves for itself and for all other owner(s) and operator(s) of the Project Common Areas and the balance of the Project, the right from time to time to: (i) install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building; (ii) make changes to the design and layout of the Project, including, without limitation, changes to buildings, driveways, entrances, loading and unloading areas, direction of traffic, landscaped areas and walkways, and, subject to the parking provisions contained in Paragraph 32 and Exhibit "H," parking spaces and parking areas; and (iii) use or close temporarily the Building Common Areas, the Project Common Areas and/or other portions of the Project while engaged in making improvements, repairs or alterations to the Building, the Project, or any portion thereof.

        3.    TERM.    The term of this Lease ("Term") will be for the period designated in Subparagraph 1(l), commencing on the Commencement Date, and ending on the last day of the month in which the expiration of such period occurs, including any extensions of the Term pursuant to any provision of this Lease or written agreement of the parties. Each consecutive twelve (12) calendar month period of the Term of this Lease, commencing on the Commencement Date, will be referred to herein as a "Lease Year." If the Commencement Date is on a date other than the first day of a calendar month, the first Lease Year shall include the partial month in which the Commencement Date occurs and the twelve (12) calendar month period thereafter. Landlord's Notice of Lease Term Dates and Tenant's Percentage ("Notice"), in the form of Exhibit "D" attached hereto, will set forth the Commencement Date, the date upon which the Term of this Lease shall end, the Rentable Square Feet within the Premises and the Building, and Tenant's Percentage and will be delivered to Tenant after Landlord delivers possession of the Premises to Tenant. The Notice will be binding upon Tenant unless Tenant objects to the Notice in writing within five (5) business days of Tenant's receipt of the Notice.

        4.    POSSESSION.

        (a)    Delivery of Possession.    Landlord agrees to deliver possession of the Premises to Tenant in accordance with the terms of the Work Letter Agreement attached hereto as Exhibit "C", or, if no Work Letter Agreement is required for this Lease, then Landlord agrees to deliver possession of the Premises to Tenant on the Commencement Date. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant (but Tenant will be liable for rent if Landlord can otherwise deliver the Premises to Tenant) until Landlord has received from Tenant all of the following: (i) a copy of this Lease fully executed by Tenant and the guaranty of Tenant's obligations under this Lease, if any, executed by the Guarantor(s); (ii) the Security Deposit and the first installment of Monthly Base Rent; (iii) executed copies of policies of insurance or certificates thereof as required under Paragraph 19 of this Lease; (iv) copies of all governmental permits and authorizations, if any, required in connection with Tenant's operation of its business within the Premises; and (v) if Tenant is a corporation or partnership, such evidence of due formation, valid existence and authority as Landlord may reasonably require, which may include, without limitation, a certificate of good standing, certificate of secretary, articles of incorporation, statement of partnership, or other similar documentation.

        (b)    Condition of Premises.    Prior to the Commencement Date and in accordance with the Work Letter Agreement attached hereto as Exhibit "C", Landlord and Tenant will jointly conduct a walk-through inspection of the Premises and will jointly prepare a punch-list ("Punch-List") of items required to be installed by Landlord under the Work Letter Agreement which require finishing or correction. The Punch-List will not include any items of damage to the Premises caused by Tenant's move-in or early entry. If permitted, which damage will be corrected or repaired by Landlord, at Tenant's expense or, at Landlord's election, by Tenant, at Tenant's expense. Other than the items specified in the Punch-List, by taking possession of the Premises, Tenant will be deemed to have accepted the Premises in its condition on the date of delivery of possession and to have acknowledged that, except for any undiscovered latent defects, the Tenant improvements have been installed as required by the Work Letter Agreement and that there are no additional items needing work or repair. Landlord will cause all items in the Punch-List to be repaired or corrected within thirty (30) days following the preparation of the Punch-List or as soon as practicable after the preparation of the Punch-List. Tenant acknowledged that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Project or any portions thereof or with respect to the suitability of same for the conduct of Tenant's business and Tenant further acknowledges that Landlord will have no obligation to construct or complete any additional buildings or improvements within the Project.

        (c)    Landlord Warranty.    Landlord represents and warrants to Tenant that to Landlord's actual knowledge, as of the Commencement Date, neither the Premises, Building, Building Common Areas, Project or Project Common Areas will be in violation of any federal, State or local laws, statutes, ordinances or regulations, including without limitation, the Americans With Disabilities Act of 1990. In addition, Landlord represents and warrants to Tenant that to Landlord's actual knowledge, the parking areas serving the Building as currently configured (including the parking areas located within the Parking Structure) are sufficient to satisfy applicable code requirements as of the date hereof for all existing uses at the Building as of the date hereof, including Tenant's permitted use for general office purposes and as a business banking branch office.

If after the exercise of diligent efforts, Tenant is denied a building permit for the Tenant Improvements solely as a result of insufficient parking at the Building, Tenant, as its sole and exclusive remedy for any breach of the above warranty and/or Tenant's inability to obtain a building permit for the Tenant improvements from the City of Irvine ("City") due to insufficient parking at the Building, shall, after giving Notice to Landlord, TIME BEING OF THE ESSENCE, of its inability to obtain a building permit, have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord. If the granting of a building permit is otherwise conditioned upon mitigating insufficient parking at the Building, then Tenant shall give Notice to the Landlord of the denial from the City of the building permit along with any conditions which, if satisfied, would mitigate the insufficient parking at the Building and then Landlord shall have thirty (30) days to attempt to so mitigate the insufficient parking to the City's satisfaction. If after such thirty (30) day period Landlord is unable to mitigate the insufficient parking, then Tenant, as its sole and exclusive remedy for any breach of the above warranty and/or Tenant's inability to obtain a building permit for the Tenant improvements from the City shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord TIME BEING OF THE ESSENCE. Notwithstanding the foregoing, if within thirty (30) days following receipt of such notice of termination from Tenant, the City's denial of a building permit is reversed or

Landlord otherwise mitigates to the City's satisfaction any conditions regarding insufficient parking at the Building such that Tenant is not precluded from obtaining a building permit for the Tenant improvements by reason of the parking at the Building, then Tenant's termination notice shall be deemed vitiated as if it had never been sent, and this Lease shall continue in full force and effect. Otherwise, if the City's decision to deny Tenant's building permit is not reversed or any conditions with respect to parking at the Building are not satisfied within such thirty (30) day period such that Tenant is not precluded from obtaining a building permit for the Tenant Improvements by reason of the parking at the Building, then this Lease shall be deemed terminated as of the thirtieth (30th) day following Landlord's receipt of Tenant's notice of termination, in which event all rental or other sums paid in advance by Tenant shall be returned to Tenant. The party applying for the building permit shall simultaneously send copies of all correspondence with the City to the other party.

        5.    RENT.

        (a)    Monthly Base Rent.    Tenant agrees to pay Landlord the Monthly Base Rent for the Premises (subject to adjustment as hereinafter provided) in advance on the first day of each calendar month during the Term without prior notice or demand, except that Tenant agrees to pay the Monthly Base Rent for the first month of the Term directly to Landlord concurrently with Tenant's delivery of the executed Lease to Landlord. If the Term of this Lease commences or ends on a day other than the first day of a calendar month, then the rent for such period will be prorated in the proportion that the number of days this Lease is in effect during such period bears to the number of days in such month. All rent must be paid to Landlord, without any deduction or offset, in lawful money of the United States of America, at the address designated by Landlord or to such other person or at such other place as Landlord may from time to time designate in writing. Monthly Base Rent will be adjusted during the Term of this Lease as provided in Subparagraph l(m).

        (b)    Additional Rent.    All amounts and charges, if any, to be paid by Tenant hereunder, including, without limitation, payments for Operating Expenses, Real Property Taxes and Assessments, Utilities Costs, insurance, repairs and parking, will be considered additional rent for purposes of this Lease, and the word "rent" as used in this Lease will include all such additional rent unless the context specifically or clearly implies that only Monthly Base Rent is intended.

        (c)    Late Payments.    Late payments of Monthly Base Rent and/or any item of additional rent will be subject to interest and a late charge as provided in Subparagraph 22(f) below.

6. OPERATING EXPENSES; REAL PROPERTY TAXES AND ASSESSMENTS; UTILITIES COSTS.

        (a)    Covenant to Pay.    In addition to Monthly Base Rent, commencing after the Base Year and continuing thereafter throughout the Term of this Lease, Tenant agrees to pay Landlord as additional rent in accordance with the terms of this Paragraph 6, the following amounts: (a) Tenant's Percentage of Operating Expenses in excess of the Expense Allowance for Operating Expenses; (b) Tenant's Percentage of Real Property Taxes and Assessments in excess of the Expense Allowance for Real Property Taxes and Assessments; and (c) Tenant's Percentage of Utilities Costs in excess of the Expense Allowance for Utilities Costs. "Operating Expenses," "Real Property Taxes and Assessments," and "Utilities Costs" shall have the meanings set forth in Exhibit "E" hereto. As of date hereof, Landlord has no knowledge of any proposed capital improvements to the Building, Building Common Areas, Project or Project Common Areas that may result in increased liability to Tenant for Tenant's Percentage of Operating Expenses.

        (b)    Estimate Statement.    When Landlord makes a determination that Tenant must commence paying additional rent pursuant to Paragraph 6(a) above (which determination may be made retroactively provided the calculations are made in accordance with the terms of this Lease applicable thereto), and from time to time thereafter during the Term of this Lease, Landlord may deliver to Tenant a statement ("Estimate Statement") wherein Landlord will estimate some or all of the Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the then current calendar year and Tenant's Percentage thereof. If the estimate of Tenant's Percentage of Operating Expenses, Tenant's Percentage of Real Property Taxes and Assessments, and/or Tenant's Percentage of Utilities Costs in the Estimate Statement exceeds Tenant's Expense Allowance with respect to Operating Expenses, Tenant's Expense Allowance with respect to Real Property Taxes and Assessments, and/or Tenant's Expense Allowance with respect to Utilities Costs, Tenant agrees to pay Landlord, as additional rent, one-twelfth (1/12th) of such excess each month thereafter, beginning with the next installment of rent due, until such time as Landlord issues a revised Estimate Statement; except that, concurrently with the regular monthly rent payment next due following the receipt of each such Estimate Statement, Tenant agrees to pay Landlord an amount equal to one monthly installment of such excess (less any applicable Operating Expenses, Real Property Taxes and Assessments, and/or Utilities Costs already paid) multiplied by the number of months from the beginning of the applicable calendar year to the month of such rent payment next due, all months inclusive. In the event Tenant's Percentage of Operating Expenses, Tenant's Percentage of Real Property Taxes and Assessments, and/or Tenant's Percentage of Utilities Costs for any calendar year is less than Tenant's Expense Allowance with respect to Operating Expenses, Tenant's Expense Allowance with respect to Real Property Taxes and Assessments, and/or Tenant's Expense Allowance with respect to Utilities Costs, respectively, Tenant will not be entitled to a credit against any rent, additional rent or Tenant's Percentage of future Operating Expenses, Tenant's Percentage of future Real Property Taxes and Assessments, or Tenant's Percentage of future Utilities Costs payable hereunder.

        (c)    Actual Statement.    Within one hundred twenty (120) days after the end of each calendar year during the Term of this Lease following the Base Year, Landlord will deliver to Tenant a statement ("Actual Statement") which states the actual amounts incurred by Landlord for Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the preceding calendar year. If the Actual

Statement reveals that Tenant's Percentage of any of the actual Operating Expenses, Real Property Taxes and Assessments, and/or Utilities Costs is more than the total additional rent paid by Tenant individually for Operating Expenses, Real Property Taxes and Assessments, and/or Utilities Costs, respectively, on account of the preceding calendar year, Tenant agrees to pay Landlord the difference in a lump sum within ten (10) days of receipt of the Actual Statement. If the Actual Statement reveals that Tenant's Percentage of any of the actual Operating Expenses, Real Property Taxes and Assessments, and/or Utilities Costs is less than the additional rent paid by Tenant individually for Operating Expenses, Real Property Taxes and Assessments, and/or Utilities Costs, respectively, on account of the preceding calendar year, Landlord will credit any overpayment toward the next monthly installments of Monthly Base Rent due under this Lease; provided however, if this Lease has expired or terminated and Tenant was not in default of any monetary or material nonmonetary obligation under this Lease upon the occurrence thereof, then Landlord will promptly refund any such overpayment to Tenant.

        (d)    Miscellaneous.    Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Paragraph 6 will not constitute a waiver of its right to require any payments by Tenant of additional rent nor will it relieve Tenant of its obligations pursuant to this Paragraph 6, except that Tenant will not be obligated to make any payments based on such Estimate Statement or Actual Statement until ten (10) days after receipt of such Estimate Statement or Actual Statement. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Percentage of the actual Operating Expenses, actual Real Property Taxes and Assessments, and/or actual Utilities Costs for the year in which this Lease terminates, Tenant agrees to promptly pay any increase due over the estimated amounts paid and, conversely, if Tenant was not in default of any monetary or material nonmonetary obligation under this Lease upon such expiration, any overpayment made in the event said amounts decrease shall promptly be rebated by Landlord to Tenant. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Lease Term and Landlord's acceptance of Tenant's surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses, actual Real Property Taxes and Assessments, and/or actual Utilities Costs for the then calendar year and to collect from Tenant prior to Tenant's surrender of the Premises, the following: (i) Tenant's Percentage of any excess of such actual Operating Expenses, (ii) Tenant's Percentage of any excess of such actual Real Property Taxes and Assessments, and/or (iii) Tenants' Percentage of any excess of such actual Utilities Costs over the respective estimated amounts thereof paid by Tenant in such calendar year.

        7.    SECURITY DEPOSIT.    Concurrently with Tenant's execution of this Lease, Tenant will deposit with Landlord the Security Deposit designated in Subparagraph 1(o). The Security Deposit will be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term hereof. If Tenant fully and faithfully performs its obligations under this Lease, including, without limitation, surrendering the Premises upon the expiration or sooner termination of this Lease in compliance with Subparagraph 11(a) below, the Security Deposit or any balance thereof will be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within (30) days following the expiration of the Lease Term or as required under applicable law, provided that Landlord may retain the Security Deposit until such time as any outstanding rent or additional rent amount has been determined and paid in full. The Security Deposit is not, and may not be construed by Tenant to constitute, rent for the last month or any portion thereof. If Tenant defaults with respect to any provisions of this Lease including, but not limited to, the provisions relating to the payment of rent or additional rent, Landlord may (but will not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant agrees, within ten (10) days after Landlord's written demand therefor, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall constitute a default under this Lease. Landlord is not required to keep Tenant's Security Deposit separate from its general funds, and Tenant is not entitled to interest on such Security Deposit. Should Landlord sell its interest in the Premises during the Term hereof and deposit with the purchaser thereof the then unappropriated Security Deposit funds, Landlord will be discharged from any prospective liability with respect to such Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and agrees that the provisions of this Section 7 shall govern the treatment of Tenant's Security Deposit in all respects for this Lease.

8. USE.

        (a)    Tenant's Use of the Premises.    The Premises may be used for the use or uses set forth in Subparagraph 1(r) only, and Tenant will not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Nothing in this Lease will be deemed to give Tenant any exclusive right to such use in the Building or the Project.

        (b)    Compliance.    At Tenant's sole cost and expense, Tenant agrees to procure, maintain and hold available for Landlord's inspection, all governmental licenses and permits required for the proper and lawful conduct of Tenant's business from the Premises, if any. Tenant agrees not to use, alter or occupy the Premises or allow the Premises to be used, altered or occupied in violation of, and Tenant, at its sole cost and expense, agrees to use and occupy the Premises and cause the Premises to be used and occupied in compliance with: (i) any and all laws, statutes, zoning restrictions, ordinances, rules, regulations, orders and rulings now or hereafter in force and any requirements of any insurer, insurance authority or duly constituted public authority having jurisdiction over the Premises, the Building or the Project now or hereafter in force, including, without limitation, the provisions of Title III of the Americans With Disabilities Act of 1990 (as currently or subsequently amended, the "ADA") and all similar federal, state and local laws, rules, regulations, codes, and ordinances and any amendments thereof, with respect to Tenant's use, operation, alteration or improvement of the Premises, (ii) the requirements of the Board of Fire Underwriters and any other similar body, (iii) the Certificate of Occupancy issued for the Building, and (iv) any recorded covenants, conditions and restrictions and similar regulatory agreements, if any, which affect the use, occupation or alteration of the Premises, the Building and/or the Project. Tenant agrees to comply with the Rules and Regulations referenced in Paragraph 28 below. Tenant agrees not to do or permit anything to be done in or about the Premises which will materially or unreasonably interfere with the rights of other tenants or occupants of the Development, or injure or unreasonably annoy them, or use or allow the Premises to be used for any unlawful or unreasonably objectionable purpose. Tenant agrees not to cause, maintain or permit any nuisance or waste in, on, under or about the Premises or elsewhere within the Development. Notwithstanding anything contained in this Lease to the contrary, all transferable development rights related in any way to the Project are and will remain vested in Landlord, and Tenant hereby waives any rights thereto.

        (c)    Hazardous Materials.    Except for ordinary and general office supplies typically used in the ordinary course of business within office buildings, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute "Hazardous Materials" as defined in this Lease). Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project or the Development by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "Tenant's Parties"), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building, the Project and the Development, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project, Development or any portion thereof by Tenant or any of Tenant's Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project or Development and which are caused by Tenant or any of Tenant's Parties. Tenant agrees to promptly notify Landlord of any release by any Tenant Party of Hazardous Materials at the Premises, the Building or any other portion of the Project or Development which Tenant becomes aware of during the Term of this Lease. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant's Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord's mortgagee(s). As used in this Lease, the term "Hazardous Materials" shall mean and include any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof, whether solid, semi-solid, liquid or gaseous, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, tobacco smoke, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency's "Refrigerant Recycling Rule," as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects. As used herein, "Environmental Laws" means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises or the Development. The provisions of this Subparagraph 8(c) shall survive the expiration of earlier termination of this Lease.

        (d)    Exclusive Use.    Landlord covenants and agrees that so long as Tenant is not in default under this Lease and the Premises is being operated as a retail commercial bank, Landlord shall not lease any of the space remaining on the ground floor of the Building to any person or entity for purposes of operating a retail commercial bank.

        9.    NOTICES.    Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail. Notices to Tenant shall be sufficient if delivered to Tenant at the address designated in Subparagraph 1(d) and notices to Landlord shall be sufficient if delivered to Landlord at the address designated in Subparagraph 1(b). Either party may specify a different address for notice purposes by written notice to the other.

        10.    BROKERS.    The parties acknowledge that the broker(s) who negotiated this Lease are stated in Subparagraph 1(t). Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this

Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant each agree to promptly indemnify, protect, defend and hold harmless the other from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys' fees and court costs) resulting from any breach by the indemnifying party of the foregoing representation, including, without limitation, any claims that may be asserted by any broker, agent or finder undisclosed by the indemnifying party. The foregoing mutual indemnity shall survive the expiration or earlier termination of this Lease.

        11.    SURRENDER; HOLDING OVER.

        (a)    Surrender.    The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any or all subleases or subtenancies. Upon the expiration or earlier termination of this Lease, Tenant agrees to peaceably surrender the Premises to Landlord broom clean and in good order, repair and condition, ordinary wear and tear and casualty damage (if this Lease is terminated as a result thereof pursuant to Paragraph 20) excepted, with all of Tenant's personal property and Alterations (as defined in Paragraph 13) removed from the Premises to the extent required under Paragraph 13 and all damage caused by such removal repaired as required by Paragraph 13. In addition, unless otherwise agreed to in writing by Landlord, upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, (i) remove all computer and telephone wiring and cabling installed in the Premises by or for Tenant and (ii) repair any damage caused by such removal. If any such wiring and/or cabling is not so removed pursuant to this Subparagraph 11(a), then at Landlord's option, either such wiring and/or cabling shall become the property of Landlord (without payment by Landlord) or Landlord may remove such wiring and/or cabling at Tenant's expense (without limiting Landlord's other remedies available under this Lease or applicable law). Prior to the date Tenant is to actually surrender the Premises to Landlord, Tenant agrees to give Landlord reasonable prior notice of the exact date Tenant will surrender the Premises so that Landlord and Tenant can schedule a walk-through of the Premises to review the condition of the Premises and identify the Alterations and personal property which are to remain upon the Premises and which items Tenant is to remove, as well as any repairs Tenant is to make upon surrender of the Premises. The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof alone will not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

        (b)    Holding Over.    Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, and such continued occupancy by Tenant shall be subject to all of the terms, convenants and conditions of this Lease, so far as applicable, except that the Monthly Base Rent for any such holdover period shall be equal to the greater of (i) two hundred percent (200%) of the Monthly Base Rent in effect under this Lease immediately prior to such holdover, or (ii) the then currently scheduled rental rate for comparable space in the Building, in either event prorated on a daily basis. Acceptance by Landlord of rent after such expiration or earlier termination will not result in a renewal of this Lease. The foregoing provisions of this Paragraph 11 are in addition to and do not affect Landlord's right of re-entry or any rights of Landlord under this Lease or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease in accordance with the terms of this Paragraph 11 despite demand to do so by Landlord, Tenant agrees to promptly indemnify, protect, defend and hold Landlord harmless from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys' fees and costs), including, without limitation, costs and expenses incurred by Landlord in returning the Premises to the condition in which Tenant was to surrender it and claims made by any succeeding tenant founded on or resulting from Tenant's failure to surrender the Premises. The provisions of this Subparagraph 11(b) will survive the expiration or earlier termination of this Lease.

        12.    TAXES ON TENANT'S PROPERTY.    Tenant agrees to pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant improvements or Alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to Landlord's building standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord's property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, in which event Tenant agrees to reimburse Landlord all amounts paid by Landlord within ten (10) business days after demand by Landlord; provided, however, Tenant, at its sole cost and expense, will have the right, with Landlord's cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

        13.    ALTERATIONS.    After installation of the initial Tenant Improvements for the Premises pursuant to Exhibit "C", Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations (including, without limitation, wall coverings, window coverings, floor coverings and other finishes) to the Premises (collectively, "Alterations") subject to and upon the following terms and conditions:

        (a)    Prohibited Alterations.    Tenant may not make any Alterations which (i) affect any area outside the Premises; (ii) affect the Building's structure, equipment, services or systems, or the proper functioning thereof, or Landlord's access thereto; (iii) affect the outside appearance, character or use of the Building or the Building Common Areas; (iv) in the reasonable opinion of Landlord, lessen the value of the Building; (v) will violate or require a change in any occupancy certificate applicable to the Premises; or (vi) will not comply with Landlord's then current Building Standard Criteria, which Tenant may review at the Project management office during its normal business hours.

        (b)    Landlord's Approval.    Before proceeding with any Alterations which are not prohibited in Subparagraph 13(a) above, Tenant must first obtain Landlord's written approval of the plans, specifications and working drawings for such Alterations, which approval Landlord will not unreasonably withhold or delay; provided, however, Landlord's prior approval will not be required for any such Alterations which are not prohibited by Subparagraph 13(a) above and which cost less than Two Thousand Five Hundred Dollars ($2,500) as long as (i) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (ii) the other conditions of this Paragraph 13 are satisfied, including, without limitation, conforming to Landlord's rules, regulations and insurance requirements which govern contractors. Landlord's approval of plans, specifications and/or working drawings for Alterations will not create any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable permits, laws, rules and regulations of governmental agencies or authorities. In approving any Alterations, Landlord reserves the right to require Tenant to increase its Security Deposit to provide Landlord with additional reasonable security for the removal of such Alterations by Tenant as may be required by this Lease.

        (c)    Contractors.    Alterations may be made or installed only by contractors and subcontractors which have been approved by Landlord, which approval Landlord will not unreasonably withhold or delay. Before proceeding with any Alterations, Tenant agrees to provide Landlord with ten (10) days prior written notice and Tenant's contractors must obtain and maintain, on behalf of Tenant and at Tenant's sole cost and expense: (i) all necessary governmental permits and approvals for the commencement and completion of such Alterations; and (ii) if requested by Landlord, a completion and lien indemnity bond, or other surety, reasonably satisfactory to Landlord for such Alterations. Throughout the performance of any Alterations, Tenant agrees to obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Paragraph 19 of this Lease.

        (d)    Manner of Performance.    All Alterations must be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) in a lien-free and first-class and workmanlike manner; (iii) in compliance with all applicable permits, laws, statutes, ordinances, rules, regulations, orders and rulings now or hereafter in effect and imposed by any governmental agencies and authorities which assert jurisdiction; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; and (v) at such times, in such manner, and subject to such rules and regulations as Landlord may from time to time reasonably designate.

        (e)    Ownership.    The Tenant improvements, including, without limitation, all affixed sinks, dishwashers, microwave ovens and other fixtures, and all Alterations will become the property of Landlord and will remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant concurrently with Landlord's approval of the final working drawings for any Alterations, identify those Alterations which Landlord will require Tenant to remove at the end of the Term of this Lease. Landlord may also require Tenant to remove Alterations which Landlord did not have the opportunity to approve as provided in this Paragraph 13. If Landlord requires Tenant to remove any Alterations, Tenant, at its sole cost and expense, agrees to remove the identified Alterations on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord's option, Tenant agrees to pay to Landlord all of Landlord's costs of such removal and repair).

        (f)    Plan Review.    Tenant agrees to pay Landlord, as additional rent, the reasonable costs of professional services and costs for general conditions of Landlord's third party consultants if utilized by Landlord (but not Landlord's "in-house" personnel) for review of all plans, specifications and working drawings for any Alterations, within ten (10) business days after Tenant's receipt of invoices either from Landlord or such consultants. In addition, Tenant agrees to pay Landlord, within ten (10) business days after completion of any Alterations, a fee to cover Landlord's costs of supervising and administering the installation of such Alterations, in the amount of eight percent (8%) of the cost of such Alterations, but in no event less than Two Hundred Fifty Dollars ($250.00).

        (g)    Personal Property.    All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including Tenant's business and trade fixtures, vaults, safes, safe deposit boxes, furniture, movable partitions and equipment [such as telephones, copy machines, computer terminals, refrigerators and facsimile machines]) will be and remain the property of Tenant, and must be removed by Tenant from the Premises, at Tenant's sole cost and expense, on or before the expiration or earlier termination of this Lease. Tenant agrees to repair any damage caused by such removal at its cost on or before the expiration or earlier termination of this Lease.

        (h)    Removal of Alterations.    If Tenant fails to remove by the expiration or earlier termination of this Lease all of its personal property, or any Alterations identified by Landlord for removal, Landlord may, at its option, treat such failure as a hold-over pursuant to Subparagraph 11(b) above, and/or Landlord may (without liability to Tenant for loss thereof) treat such personal property and/or Alterations as abandoned and, at Tenant's sole cost and expense, and in addition to Landlord's other rights and remedies under this Lease, at law or in equity: (a) remove and store such items; and/or (b) upon ten (10) days prior notice to Tenant, sell, discard or otherwise dispose of all or any such items at private or public sale for such price as Landlord may obtain or by other commercially reasonable means. Tenant shall be liable for all costs of disposition of Tenant's abandoned property and Landlord shall have no liability to Tenant with respect to any such abandoned property. Landlord agrees to apply the proceeds of any sale of any such property to any amounts due to Landlord under this Lease from Tenant (including Landlord's attorneys' fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

        (i)    Union Labor.    All provisions of this Lease which permit Tenant to engage contractors and/or subcontractors shall in each case be subject to Paragraph 40 of this Lease which requires the use of union labor.

        14.    REPAIRS.

        (a)    Landlord's Obligations.    Landlord agrees to repair and maintain the structural portions of the Building and the plumbing, heating, ventilating, air conditioning, elevator and electrical systems installed or furnished by Landlord, unless such maintenance and repairs are (i) attributable to items installed in Tenant's Premises which are above standard interior improvements (such as, for example, custom lighting, special HVAC and/or electrical panels or systems, kitchen or restroom facilities and appliances constructed or installed within Tenant's Premises) or (ii) caused in part or in whole by the act, neglect or omission of any duty by Tenant, its agents, servants, employees or invitees, in which case Tenant will pay to Landlord, as additional rent, the reasonable cost of such maintenance and repairs. Landlord will not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as provided in Paragraph 20, Tenant will not be entitled to any abatement of rent and Landlord will not have any liability by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord's expense under any law, statute, ordinance, rule, regulation, order or ruling (including, without limitation, to the extent the Premises are located in California, the provisions of California Civil Code Sections 1941 and 1942 and any successor statutes or laws of a similar nature).

        (b)    Tenant's Obligations.    Tenant agrees to keep, maintain and preserve the Premises in first class condition and repair and, when and if needed, at Tenant's sole cost and expense, to make all repairs to the Premises and every part thereof. Any such maintenance and repairs will be performed by Landlord's contractor, or at Landlord's option, by such contractor or contractors as Tenant may choose from an approved list to be submitted by Landlord. Tenant agrees to pay all costs and expenses incurred in such maintenance and repair within seven (7) days after billing by Landlord or such contractor or contractors. Tenant agrees to cause any mechanics' liens or other liens arising as a result of work performed by Tenant or at Tenant's direction to be eliminated as provided in Paragraph 15 below. Except as provided in Subparagraph 14(a) above, Landlord has no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

        (c)    Tenant's Failure to Repair.    If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as additional rent, Landlord's costs for making such repairs plus an amount not to exceed ten percent (10%) of such costs for overhead, within ten (10) days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such ten (10) day period will bear interest at the Interest Rate until paid by Tenant.

        (d)    Union Labor.    All provisions of this Lease which permit Tenant to engage contractors and/or subcontractors shall in each case be subject to Paragraph 40 of this Lease which requires the use of union labor.

        15.    LIENS.    Tenant agrees not to permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Project, the Building or the Premises, nor against Tenant's leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant's agents, employees, contractors, licensees or invitees. At Landlord's request, Tenant agrees to provide Landlord with enforceable, conditional and final lien releases (or other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials at the Premises. Landlord will have the right at all reasonable times to post on the Premises and record any notices of nonresponsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant will, at its sole cost, promptly cause such liens to be released of record or bonded so that it no longer affects title to the Project, the Building or the Premises. If Tenant fails to cause any such liens to be so released or bonded within ten (10) days after filing thereof, such failure will be deemed a material breach by Tenant under this Lease without the benefit of any additional notice or cure period described in Paragraph 22 below, and Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claims giving rise to such liens. Tenant agrees to pay to Landlord within ten (10) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

        16.    ENTRY BY LANDLORD.    Subject to the reasonable security requirements and procedures of Tenant, and at all times mutually convenient to Landlord and Tenant upon not less than twenty-four (24) hours notice (except in emergency situations), Landlord and its employees and agents may enter any portion of the Premises (except for the vault or similar secure spaces) to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants, to post notices of nonresponsibility, and/or to repair the Premises as permitted or required by this Lease. In exercising such entry rights, Landlord will endeavor to minimize, as reasonably practicable, the interference with Tenant's business. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord will at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant's vaults and safes or similarly secure spaces. Landlord will have the right to use any and all means which Landlord may reasonably deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, will not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises. Landlord will not be liable to Tenant for any damages or losses for any entry by Landlord that complies with the foregoing.

        17.    UTILITIES AND SERVICES.    Throughout the Term of the Lease so long as the Premises are occupied, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services attached hereto as Exhibit "F", subject to the conditions and in accordance with the standards set forth therein. Landlord may require Tenant from time to time to provide Landlord with a list of Tenant's employees and/or agents which are authorized by Tenant to subscribe on behalf of Tenant for any additional services which may be provided by Landlord. Any such additional services will be provided to Tenant at Tenant's cost. Landlord will not be liable to Tenant for any failure to furnish any of the foregoing utilities and services if such failure is caused by all or any of the following: (i) accident, breakage or repairs; (ii) strikes, lockouts or other labor disturbance or labor dispute of any character; (iii) governmental regulation, moratorium or other governmental action or inaction; (iv) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel; (v) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord's control, including, without limitation, any utility service provider initiated "brown-out" or "black-out"; or (vi) any other cause beyond Landlord's reasonable control. In addition, in the event of any stoppage or interruption of services or utilities, Tenant shall not be entitled to any abatement or reduction of rent (except as expressly provided in Subparagraphs 20(f) or 21(b) if such failure results from a damage or taking described therein), no eviction of Tenant will result from such failure and Tenant will not be relieved from the performance of any covenant or agreement in this Lease because of such failure. In the event of any failure, stoppage or interruption thereof, Landlord agrees to diligently attempt to resume service promptly. If Tenant requires or utilizes more water or electrical power than is considered reasonable or normal by Landlord, Landlord may at its option require Tenant to pay, as additional rent, the cost, as fairly determined by Landlord, incurred by such extraordinary usage and/or Landlord may install separate meter(s) for the Premises, at Tenant's sole expense, and Tenant agrees thereafter to pay all charges of the utility providing service and Landlord will make an appropriate adjustment to Tenant's Utilities Costs calculation to account for the fact Tenant is directly paying such metered charges, provided Tenant will remain obligated to pay its proportionate share of Utilities Costs subject to such adjustment.

        18.    ASSUMPTION OF RISK AND INDEMNIFICATION.

        (a)  Assumption of Risk.    Tenant, as a material part of the consideration to Landlord, hereby agrees that neither Landlord nor any Landlord Indemnified Parties (as defined in Subparagraph 8(c) above) will be liable to Tenant for, and Tenant expressly assumes the risk of and waives any and all claims it may have against Landlord or any Landlord Indemnified Parties with respect to, (i) any and all damage to property or injury to persons in, upon or about the Premises (except that which arises solely from the negligent or intentionally wrongful act or omission of Landlord or any Landlord employees, agents or contractors), (ii) any damage caused by other tenants or persons in or about the Building or the Project, or caused by quasi-public work, (iii) any damage to property entrusted to employees of the Building (except for damage resulting from the negligent or intentionally wrongful act or omission of said employees), (iv) any loss of or damage to property by theft or otherwise, or (v) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or any other portion of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any Landlord Indemnified Parties will be liable for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any Tenant Parties or for interference with light or other incorporeal hereditaments. Tenant agrees to give prompt notice to Landlord in case of fire or accidents in the Premises or the Building, or of defects therein or in the fixtures or equipment.

        (b)  Indemnification.    Tenant will be liable for, and agrees, to the maximum extent permissible under applicable law, to promptly indemnify, protect, defend and hold harmless Landlord and all Landlord Indemnified Parties, from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs, including attorneys' fees and court costs

(collectively, "Indemnified Claims"), arising or resulting from (i) any act or omission of Tenant or any Tenant Parties (as defined in Subparagraph 8(c) above); (ii) the use of the Premises and Common Areas and conduct of Tenant's business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere within the Project; and/or (iii) any default by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, agrees to promptly defend the same at Tenant's sole cost and expense by counsel approved in writing by Landlord, which approval Landlord will not unreasonably withhold.

        (c)  Survival; No Release of Insurers.    Tenant's indemnification obligations under Subparagraph 18(b) will survive the expiration or earlier termination of this Lease. Tenant's covenants, agreements and indemnification obligation in Subparagraphs 18(a) and 18(b) above, are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

        19.    INSURANCE.

        (a)  Tenant's Insurance.    On or before the earlier to occur of (i) the Commencement Date, or (ii) the date Tenant commences work of any type in the Premises pursuant to this Lease (which may be prior to the Commencement Date), and continuing throughout the entire Term hereof and any other period of occupancy, Tenant agrees to keep in full force and effect, at its sole cost and expense, the following insurance:

          (i)    "Special Form" property insurance including at least the following perils: fire and extended coverage, smoke damage, vandalism, malicious mischief, sprinkler leakage (including earthquake sprinkler leakage). This insurance policy must be upon all property owned by Tenant, for which Tenant is legally liable, or which is installed at Tenant's expense, and which is located in the Building including, without limitation, any Tenant Improvements which satisfy the foregoing qualification and any Alterations, and all furniture, fittings, installations, fixtures and any other personal property of Tenant, in an amount not less than the full replacement cost thereof. If there is a dispute as to full replacement cost, the decision of Landlord or any mortgagee of Landlord will be presumptive.

          (ii)  Commercial General Liability Insurance or Comprehensive General Liability Insurance (on an occurrence form) insuring bodily injury, personal injury and property damage including the following divisions and extensions of coverage: Premises and Operations; Owners and Contractors protective; blanket contractual liability (including coverage for Tenant's indemnity obligations under this Lease); products and completed operations; and liquor liability (if Tenant serves alcohol on the Premises). Such insurance must have the following minimum limits of liability: bodily injury, personal injury and property damage—$2,000,000 each occurrence, $5,000,000 in the aggregate, provided that if liability coverage is provided by a Commercial General Liability policy the general aggregate limit shall apply separately and in total to this location only (per location general aggregate), and provided further, such minimum limits of liability may be adjusted from year to year to reflect increases in coverages as recommended by Landlord's insurance carrier as being prudent and commercially reasonable for tenants of first class office buildings comparable to the Building, rounded to the nearest five hundred thousand dollars.

          (iii)  Comprehensive Automobile Liability insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 per accident.

          (iv)  Worker's Compensation as required by the laws of the State.

          (v)  Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts, and for insurance risks against which, a prudent tenant would protect itself, but only to the extent coverage for such risks and amounts are available in the insurance market at commercially acceptable rates. Landlord makes no representation that the limits of liability required to be carried by Tenant under the terms of this Lease are adequate to protect Tenant's interests and Tenant should obtain such additional insurance or increased liability limits as Tenant deems appropriate.

        (b)  Supplemental Tenant Insurance Requirements.

          (i)    All policies must be in a form reasonably satisfactory to Landlord and issued by an insurer admitted to do business in the State.

          (ii)  All policies must be issued by insurers with a policyholder rating of "A" or "A-" and a financial rating of "X" in the most recent version of Best's Key Rating Guide.

          (iii)  All policies must contain a requirement to notify Landlord (and Landlord's partners, members and property manager and any mortgagees or ground lessors of Landlord who are named as additional insureds, if any) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof. Tenant agrees to deliver to Landlord, as soon as practicable after placing the required insurance, but in any event within the time frame specified in Subparagraph 19(a) above, certificate(s) of insurance and/or if required by Landlord, certified copies of each policy evidencing the existence of such insurance and Tenant's compliance with the provisions of this Paragraph 19. Tenant agrees to cause replacement policies or certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant will be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Subparagraph 22(a)(iii) below, and Landlord will have the right, but not the obligation, to procure such insurance as Landlord deems necessary to protect Landlord's interests at Tenant's expense. If Landlord obtains any insurance that is the responsibility of Tenant under this Paragraph 19, Landlord agrees to deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and Tenant agrees to promptly reimburse Landlord for such costs as additional rent.

          (iv)  General Liability and Automobile Liability policies under Subparagraphs 19(a)(iii) and (iv) must name Landlord and Landlord's partners, members and property manager (and at Landlord's request, Landlord's mortgagees and ground lessors of which Tenant has been informed in writing) as additional insureds and must also contain a provision that the insurance afforded by such policy is primary insurance and any insurance carried by Landlord and Landlord's property manager or Landlord's mortgagees or ground lessors, if any, will be excess over and non-contributing with Tenant's insurance.

        (c)    Tenant's Use.    Tenant will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Building or the Project Common Areas. If Tenant's use of the Premises in a manner other than as expressly permitted in Subparagraph 1(r) (a "Special Use"), whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building or the Project Common Areas or results in the need for Landlord to maintain special or additional insurance, Tenant agrees to pay Landlord the cost of any such increase in premiums or special or additional coverage as additional rent within ten (10) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant's Special Use of the Premises, a schedule issued by the organization computing the insurance rate on the Building, the Project Common Areas or the Tenant improvements showing the various components of such rate, will be conclusive evidence of the several items and charges which make up such rate. Tenant agrees to promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

        (d)    Landlord's Insurance.    Landlord shall, at all times during the Term, procure, maintain and keep in effect the following policies of insurance and minimum coverages:

            (i)  "Special Form" property casualty coverage (formerly known as "all risk") in an amount of not less than ninety percent (90%) of the insurable replacement cost covering the Building in which the Premises are located and any parking structures or facilities serving the Premises.

          (ii)  Commercial General Liability Insurance insuring against injury to persons and property with a minimum combined single limit of liability of at least Five Million Dollars ($5,000,000).

        (e)    Cancellation of Landlord's Policies.    If any of Landlord's insurance policies are cancelled or cancellation is threatened or the coverage reduced or threatened to be reduced in any way because of the Special Use of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within forty-eight (48) hours after notice thereof, Tenant will be deemed to be in material default of this Lease and Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay Landlord the reasonable costs of such remedy as additional rent. If Landlord is unable, or elects not to remedy such condition, then Landlord will have all of the remedies provided for in this Lease in the event of a default by Tenant.

        (f)    Waiver of Subrogation.    Each of Tenant's and Landlord's property insurance shall contain a clause whereby the procuring party and its insurer waives all rights of recovery by way of subrogation against the other party. Tenant shall also obtain and furnish evidence to Landlord of the waiver by Tenant's worker's compensation insurance carrier of all rights of recovery by way of subrogation against Landlord.

        20.    DAMAGE OR DESTRUCTION.

        (a)    Partial Destruction.    If the Premises or the Building are damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord's contractor reasonably estimates in a writing delivered to Landlord and Tenant that the damage thereto may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration

(including proceeds from Tenant and/or Tenant's insurance which Tenant is required to deliver to Landlord pursuant to Subparagraph 20(e) below to cover Tenant's obligation for the costs of repair, reconstruction and restoration of any portion of the Tenant Improvements and any Alterations for which Tenant is responsible under this Lease), then Landlord agrees to commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease will continue in full force and effect.

        (b)    Substantial Destruction.    Any damage or destruction to the Premises or the Building which Landlord is not obligated to repair pursuant to Subparagraph 20(a) above will be deemed a substantial destruction. In the event of a substantial destruction, Landlord may elect to either (i) repair, reconstruct and restore the portion of the Building or the Premises damaged by such casualty, in which case this Lease will continue in full force and effect, subject to Tenant's termination right contained in Subparagraph 20(d) below; or (ii) terminate this Lease effective as of the date which is thirty (30) days after Tenant's receipt of Landlord's election to so terminate.

        (c)    Notice.    Under any of the conditions of Subparagraph 20(a) or (b) above, Landlord agrees to give written notice to Tenant of its intention to repair or terminate, as permitted in such paragraphs, within the earlier of sixty (60) days after the occurrence of such casualty, or fifteen (15) days after Landlord's receipt of the estimate from Landlord's contractor (the applicable time period to be referred to herein as the "Notice Period").

        (d)    Tenant's Termination Rights.    If Landlord elects to repair, reconstruct and restore pursuant to Subparagraph 20(b)(i) hereinabove, and if Landlord's contractor reasonable estimates that as a result of such damage, Tenant cannot be given reasonable use of and access to the Premises within one hundred twenty (120) days after the date of such damage, then Tenant may terminate this Lease effective upon delivery of written notice to Landlord within ten (10) days after Landlord delivers notice to Tenant of its election to so repair, reconstruct or restore.

        (e)    Tenant's Costs and Insurance Proceeds.    In the event of any damage or destruction of all or any part of the Premises, Tenant agrees to immediately (i) notify Landlord thereof, and (ii) deliver to Landlord all property insurance proceeds received by Tenant with respect to any Tenant Improvements installed by or at the cost of Tenant and any Alterations, but excluding proceeds for Tenant's furniture, fixtures, equipment and other personal property, whether or not this Lease is terminated as permitted in this Paragraph 20, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant's failure to obtain insurance for the full replacement cost of any Tenant Improvements installed by or at the cost of Tenant and any Alterations from any and all casualties), Tenant fails to receive insurance proceeds covering the full replacement cost of any Tenant Improvements installed by or at the cost of Tenant and any Alterations which are damaged, Tenant will be deemed to have self-insured the replacement cost of such items, and upon any damage or destruction thereto, Tenant agrees to immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord's or Tenant's insurance with respect to such items.

        (f)    Abatement of Rent.    In the event of any damage, repair, reconstruction and/or restoration described in this Paragraph 20, rent will be abated or reduced, as the case may be, from the date of such casualty, in proportion to the degree to which Tenant's use of the Premises is impaired during such period of repair until such use is restored. Except for abatement of rent as provided hereinabove, Tenant will not be entitled to any compensation or damages for loss of, or interference with, Tenant's business or use or access of all or any part of the Premises or for lost profits or any other consequential damages of any kind or nature, which result from any such damage, repair, reconstruction or restoration.

        (g)    Inability to Complete.    Notwithstanding anything to the contrary contained in this Paragraph 20, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the

Building or the Premises pursuant to Subparagraph 20(a) or 20(b)(i) above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is thirty (30) days after the date estimated by Landlord's contractor for completion thereof by reason of any causes (other than delays caused by Tenant, its subtenants, employees, agents or contractors or delays which are beyond the reasonable control of Landlord as described in Paragraph 33), then either Landlord or Tenant may elect to terminate this Lease upon ten (10) days prior written notice given to the other after the expiration of such thirty (30) day period.

        (h)    Damage Near End of Term.    Landlord and Tenant shall each have the right to terminate this Lease if any damage to the Premises occurs during the last twelve (12) months of the Term of this Lease where Landlord's contractor estimates in a writing delivered to Landlord and Tenant that the repair, reconstruction or restoration of such damage cannot be completed within sixty (60) days after the date of such casualty. If either party desires to terminate this Lease under this Subparagraph (h), it shall provide written notice to the other party of such election within ten (10) days after receipt of Landlord's contractor's repair estimates.

        (i)    Waiver of Termination Right.    Landlord and Tenant agree that the foregoing provisions of this Paragraph 20 are to govern their respective rights and obligations in the event of any damage or destruction and supersede and are in lieu of the provisions of any applicable law, statute, ordinance, rule, regulation, order or ruling now or hereafter in force which provide remedies for damage or destruction of leased premises (including, without limitation, to the extent the Premises are located in California, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 and any successor statute or laws of a similar nature).

        (j)    Termination.    Upon any termination of this Lease under any of the provisions of this Paragraph 20, the parties will be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have accrued and are unpaid as of the date of termination and matters which are to survive any termination of this Lease as provided in this Lease.

        21.    EMINENT DOMAIN.

        (a)    Substantial Taking.    If the whole of the Premises, or such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises, as contemplated by this Lease, is taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party will have the right to terminate this Lease effective as of the date possession is required to be surrendered to such authority.

        (b)    Partial Taking; Abatement of Rent.    In the event of a taking of a portion of the Premises which does not substantially interfere with Tenant's use and occupancy of the Premises, then, neither party will have the right to terminate this Lease and Landlord will thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and rent will be abated with respect to the part of the Premises which Tenant is deprived of on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if any part of the Building or the Project is taken (whether or not such taking substantially interferes with Tenant's use of the Premises), Landlord may terminate this Lease upon thirty (30) days prior written notice to Tenant if Landlord also terminates the leases of the other tenants of the Building which are leasing comparably sized space for comparable lease terms.

        (c)    Condemnation Award.    In connection with any taking of the Premises or the Building, Landlord will be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award will be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value will be the sole property of Landlord. Tenant agrees not to assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant will have the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant's furniture, fixtures, equipment and other personal property within the Premises, for Tenant's relocation expenses, and for any loss of goodwill or other damage to Tenant's business by reason of such taking.

        (d)    Temporary Taking.    In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease will remain unaffected thereby and rent will abate for the duration of the taking in proportion to the extent Tenant's use of the Premises is interfered with, and (ii) Landlord will be entitled to receive such portion or portions of any award made for such use provided that if such taking remains in force at the expiration or earlier termination of this Lease, Tenant will then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under Paragraph 11 with respect to surrender of the Premises and upon such payment Tenant will be excused from such obligations. For purpose of this Subparagraph 21(d), a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

        22.    DEFAULTS AND REMEDIES.

        (a)    Defaults.    The occurrence of any one or more of the following events will be deemed a default by Tenant if not cured by Tenant within the cure period, if any, therefor ( "Default"):

            (i)  The abandonment of the Premises by Tenant, which for purposes of this Lease means any absence by Tenant from the Premises for fifteen (15) business days or longer while in default of any other provision of this Lease and, with respect to ground floor space only, any vacation of the Premises, which for purposes of this Lease means any absence by Tenant from the Premises for ninety (90) days or longer whether or not Tenant is in default under any provision of this Lease.

          (ii)  The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice will be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, to the extent the Premises are located in California, the provisions of California Code of Civil Procedure Section 1161 regarding unlawful detainer actions or any successor statute or law of a similar nature).

          (iii)  The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Subparagraph 22(a)(i) or (ii) above, where such failure continues (where no other period of time is expressly provided) for a period of thirty (30) days after written notice thereof from Landlord to Tenant. The provisions of any such notice will be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, to the extent the Premises are located in California, California Code of Civil Procedure Section 1161 regarding unlawful detainer actions and any successor statute or similar law). If the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant will not be deemed to be in Default if Tenant, with Landlord's concurrence, commences such cure within such period and thereafter diligently prosecutes such cure to completion.

          (iv)  (a) The making by Tenant of any general assignment for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's Interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (d) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within thirty (30) days.

        (b)    Landlord's Remedies; Termination.    In the event of any Default by Tenant, in addition to any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, to the extent the Premises are located in California, the remedies of Civil Code Section 1951.4 and any successor statute or similar law, which provides that Landlord may continue this Lease in effect following Tenant's breach and abandonment and collect rent as it falls due, if Tenant has the right to sublet or assign, subject to reasonable limitations), Landlord will have the immediate right and option to terminate this Lease and all rights of Tenant hereunder. If Landlord elects to terminate this Lease then, to the extent permitted under applicable law, Landlord may recover from Tenant (i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom including, but not limited to: attorneys' fees and costs; brokers' commissions; the costs of refurbishment, alterations, renovation and repair of the Premises, and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant's personal property, equipment, fixtures, Alterations, the Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove, as well as the unamortized value of any free rent, reduced rent, free parking, reduced rate parking and any Tenant Improvement Allowance or other costs or economic concessions provided, paid, granted or incurred by Landlord pursuant to this Lease. The unamortized value of such concessions shall be determined by taking the total value of such concessions and multiplying such value by a fraction, the numerator of which is the number of months of the Lease Term not yet elapsed as of the date on which the Lease is terminated, and the denominator of which is the total number of months of the Lease Term. As used in Subparagraphs 22(b)(i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the Interest Rate. As used in Subparagraph 22(b)(iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

        (c)    Landlord's Remedies; Re-Entry Rights.    In the event of any Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord will also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere and/or disposed of at the sole cost and expense of and for the account of Tenant in accordance with the provisions of Subparagraph 13(h) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Subparagraph 22(c) will be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

        (d)    Landlord's Remedies; Re-Letting.    In the event of the vacation or abandonment of the Premises by Tenant or in the event that Landlord elects to re-enter the Premises or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, if Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this

Lease, either recover all rent as it becomes due or relet the Premises or any part thereof on terms and conditions as Landlord in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Premises in connection with such reletting. If Landlord elects to relet the Premises, the rents received by Landlord from such reletting will be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant agrees to pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency will be calculated and paid monthly.

        (e)    Landlord's Remedies; Performance for Tenant.    All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money owed to any party other than Landlord, for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure continues for ten (10) days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, from the date of such payment by Landlord until reimbursed by Tenant. This remedy shall be in addition to any other right or remedy of Landlord set forth in this Paragraph 22.

        (f)    Late Payment.    If Tenant fails to pay any installment of rent within five (5) days of when due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within five (5) days of when due, such late amount will accrue interest at the Interest Rate and Tenant agrees to pay Landlord as additional rent such interest on such amount from the date such amount becomes due until such amount is paid. In addition, Tenant agrees to pay to Landlord concurrently with such late payment amount, as additional rent, a late charge equal to five percent (5%) of the amount due to compensate Landlord for the extra costs Landlord will incur as a result of such late payment. The parties agree that (i) it would be impractical and extremely difficult to fix the actual damage Landlord will suffer in the event of Tenant's late payment, (ii) such interest and late charge represents a fair and reasonable estimate of the detriment that Landlord will suffer by reason of late payment by Tenant, and (iii) the payment of interest and late charges are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of late charges is to compensate Landlord for Landlord's processing, administrative and other costs incurred by Landlord as a result of Tenant's delinquent payments. Acceptance of any such interest and late charge will not constitute a waiver of the Tenant's default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. If Tenant incurs a late charge more than three (3) times in any period of twelve (12) months during the Lease Term, then, notwithstanding that Tenant cures the late payments for which such late charges are imposed, Landlord will have the right to require Tenant thereafter to pay all installments of Monthly Base Rent quarterly in advance throughout the remainder of the Lease Term.

        (g)    Rights and Remedies Cumulative.    All rights, options and remedies of Landlord contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 22 will be deemed to limit or otherwise affect Tenant's indemnification of Landlord pursuant to any provision of this Lease.

        23.    LANDLORD'S DEFAULT.    Landlord will not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord fails to perform such obligation within a reasonable time, which shall not exceed thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord will not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any defaults by Landlord, Tenant may exercise any of its rights provided at law or in equity, subject to the limitations on liability set forth in Paragraph 35 of this Lease.

        24.    ASSIGNMENT AND SUBLETTING.

        (a)    Restriction on Transfer.    Except as expressly provided in this Paragraph 24, Tenant will not, either voluntarily or by operation of law, assign or encumber this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a "Transfer"), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold.

        (b)    Corporate and Partnership Transfers.    For purposes of this Paragraph 24, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Paragraph 24. Notwithstanding the foregoing, the immediately preceding sentence will not apply to any transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.

        (c)    Permitted Controlled Transfers.    Notwithstanding the provisions of this Paragraph 24 to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof ("Permitted Transfer"), without Landlord's consent and without extending any sublease termination option to Landlord, to any parent, subsidiary or affiliate corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant's business as a going concern, provided that: (i) at least twenty (20) days prior to such assignment or sublease, Tenant delivers to

Landlord the financial statements and other financial and background information of the assignee or sublessee described in Subparagraph 24(d) below; (ii) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial net worth of the assignee or sublessee as of the time of the proposed assignment or sublease equals or exceeds that of Tenant as of the date of execution of this Lease; (iv) Tenant, if in existence following such merger or consolidation, remains fully liable under this Lease; and (v) the use of the Premises under Paragraph 8 remains unchanged.

        (d)    Transfer Notice.    If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant agrees to give Landlord a notice (the "Transfer Notice"), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as "Transferee"), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Landlord reasonably requests additional detail, the Transfer Notice will not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

        (e)    Landlord's Options.    Within fifteen (15) days of Landlord's receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee's financial responsibility, Landlord will elect to do one of the following (i) consent to the proposed Transfer; or (ii) refuse such consent, which refusal shall be on reasonable grounds including, without limitation, those set forth in Subparagraph 24(f) below.

        (f)    Reasonable Disapproval.    Landlord and Tenant hereby acknowledge that Landlord's disapproval of any proposed Transfer pursuant to Subparagraph 24(e) will be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) the proposed Transferee is a governmental entity; (ii) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (iii) the use of the Premises by the Transferee (a) is not permitted by the use provisions in Paragraph 8 hereof, (b) violates any exclusive use granted by Landlord to another tenant in the Building, or (c) otherwise poses a risk of increased liability to Landlord; (iv) the Transfer would likely result in a significant and inappropriate increase in the use of the parking areas or Project Common Areas by the Transferee's employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (v) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease; (vi) the Transferee is not in Landlord's reasonable opinion consistent with Landlord's desired tenant mix; or (vii) the Transferee poses a business or other economic risk which Landlord deems unacceptable.

        (g)    Additional Conditions.    A condition to Landlord's consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the delivery to Landlord of an agreement executed by the Transferee in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. As a condition for granting its consent to any assignment or sublease, Landlord may require that the assignee or sublessee remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or sublessee. As a condition to Landlord's consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease, or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee will attorn to Landlord, but that nevertheless Landlord will not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord's written consent, or by any previous prepayment by sublessee of more than one month's rent.

        (h)    Excess Rent.    If Landlord consents to any assignment of this Lease, Tenant agrees to pay to Landlord, as additional rent, fifty percent (50%) of all sums and other consideration payable to end for the benefit of Tenant by the assignee on account of the assignment, as and when such sums and other consideration are due and payable by the assignee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant's liability for the same, Tenant agrees to instruct the assignee to pay such sums and other consideration directly to Landlord); provided, however, Tenant shall have no obligation to pay to Landlord any portion of such excess where the assignment of the Lease is made to an affiliated entity so as to constitute a Permitted Transfer in accordance with Subparagraph (c) hereof. If for any sublease, Tenant receives rent or other consideration, either initially or over the term of the sublease, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as additional rent fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. In calculating excess rent or other consideration which may be payable to Landlord under this paragraph, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys' fees, the reasonable cost of any furniture and/or services provided to the assignee or subtenant, all actual out-of-pocket tenant improvement costs and/or allowances paid by Tenant, any rent or other concessions, and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting if acceptable written evidence of such expenditure is provided to Landlord.

        (i)    No Release.    No Transfer will release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee. However, the acceptance of rent by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions will not relieve Tenant of liability under this Lease.

        (j)    Administrative and Attorney's Fees.    If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to pay Landlord a non-refundable administrative fee of Two Hundred Fifty Dollars ($250.00), plus any reasonable attorneys' fees and paralegal fees incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord's in-house attorneys or paralegals or otherwise) not to exceed One Hundred Dollars ($100.00) for each one thousand (1,000) rentable square feet of area contained within the Premises or portion thereof to be assigned or sublet. Acceptance of the Two Hundred Fifty Dollar ($250.00) administrative fee and/or reimbursement of Landlord's attorneys' and paralegal fees will in no event obligate Landlord to consent to any proposed Transfer.

        25.    SUBORDINATION.    Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a deed of trust encumbering the Building and/or the Project, or any lessor of a ground or underlying lease with respect to the Building, this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building; and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed for which the Building, the Project or any leases thereof, or Landlord's interest and estate in any of said items, is specified as security. Notwithstanding the foregoing, Landlord reserves the right to subordinate any such ground leases or underlying leases or any such liens to this Lease. If any such ground lease or underlying lease terminates for any reason or any such mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord's successor in interest, Tenant agrees to attorn to and become the tenant of such successor in which event Tenant's right to possession of the Premises will not be disturbed as long as Tenant in not in default under this Lease. Tenant hereby waives its rights under any law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of such foreclosure proceeding or sale. Subject to Landlord obtaining for Tenant from Landlord's tender, a commercially reasonable non-disturbance agreement, Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease and Tenant's attornment agreement with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust. If Tenant fails to sign and return any such documents within ten (10) days of receipt, Tenant will be in default hereunder.

        26.    ESTOPPEL CERTIFICATE.

        (a)    Tenant's Obligations.    Within ten (10) days following any written request which Landlord my make from time to time, Tenant agrees to execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit "G" attached hereto or as may reasonably be required by Landlord's lender, certifying: (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect, (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that to Tenant's knowledge, there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant's statement; and (v) such other matters reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 26 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein.

        (b)    Tenant's Failure to Deliver.    Tenant's failure to deliver such statement within such time will be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance, and (iii) that not more than one (1) month's rent has been paid in advance. Without limiting the foregoing, if Tenant fails to deliver any such statement within such ten (10) day period, Landlord may deliver to Tenant an additional request for such statement and Tenant's failure to deliver such a statement to Landlord within ten (10) days after delivery of such request will constitute a default under this Lease. Tenant agrees to indemnify and protect Landlord from and against any and all claims, damages, losses, liabilities and expenses (including attorney's fees and costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord as required by this Paragraph 26.

        27.    BUILDING PLANNING.    Intentionally Omitted.

        28.    RULES AND REGULATIONS.    Tenant agrees to faithfully observe and comply with the "Rules and Regulations," a copy of which is attached hereto and incorporated by this reference as Exhibit "H", and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord will not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of any of the Rules and Regulations. To the extent of any conflict between the Rules and Regulations and the express terms or manifest intent of any provision of this Lease (with the exclusion of Exhibit "H"), the terms of this Lease shall govern and control.

        29.    MODIFICATION AND CURE RIGHTS OF LANDLORD'S MORTGAGEES AND LESSORS.

        (a)    Modifications.    If, in connection with Landlord's obtaining or entering into any financing or ground lease for any portion of the Building or the Development, the lender or ground lessor requests modifications to this Lease, Tenant, within ten (10) days after request therefor, agrees to execute an amendment to this Lease incorporating such modifications, provided such modifications are reasonable and do not increase the obligations of Tenant under this Lease or adversely affect the leasehold estate created by this Lease.

        (b)    Cure Rights.    In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises or ground lessor of Landlord whose address has been furnished to Tenant, and Tenant agrees to offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default.

        30.    DEFINITION OF LANDLORD.    The term "Landlord," as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, means and includes only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any. In the event of any transfer, assignment or other conveyance or transfers of any such title (other than a transfer for security purposes only), Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) will be automatically relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, so long as the transferee assumes in writing all such covenants and obligations of Landlord arising after the date of such transfer. Landlord and Landlord's transferees and assignees have the absolute right to transfer all or any portion of their respective title and interest in the Development, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer will not be deemed a violation on Landlord's part of any of the terms and conditions of this Lease.

        31.    WAIVER.    The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor will any custom or practice which may develop between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of either party to insist upon performance in strict accordance with said terms. The subsequent acceptance of rent or any other payment hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of a lesser sum than the basic rent and additional rent or other sum then due will be deemed to be other than on account of the earliest installment of such rent or other amount due, nor will any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval will not be deemed to waiver or render unnecessary Landlord's consent or approval to or of any subsequently similar acts by Tenant.

        32.    PARKING.

        (a)    Grant of Parking Rights.    So long as this Lease is in effect and provided Tenant is not in Default hereunder. Landlord grants to Tenant and Tenant's Authorized Users (as defined below) a license to use this number and type of parking spaces designated in Subparagraph 1(s) subject to the terms and conditions of this Paragraph 32 and the Rules and Regulations regarding parking contained in Exhibit "H" attached hereto. Except as otherwise expressly set forth in Subparagraph 1(s), as consideration for the use of such parking spaces, Tenant agrees to pay to Landlord or, at Landlord's election, directly to Landlord's parking operator, as additional rent under this Lease, the parking rate set forth in Subparagraph 1(s) for each parking space used or required to be paid for by Tenant. Tenant agrees that all parking charges will be payable on a monthly basis concurrently with each monthly payment of Monthly Base Rent. Tenant agrees to submit to Landlord or, at Landlord's election, directly to Landlord's parking operator with a copy to Landlord, written notice in a form reasonably specified by Landlord containing the names, home and office addresses and telephone numbers of those persons who are authorized by Tenant to use Tenant's parking spaces on a monthly basis ("Tenant's Authorized Users") and shall use its best efforts to identify each vehicle of Tenant's Authorized Users by make, model and license number. Tenant agrees to deliver such notice prior to the beginning of the Term of this Lease and to periodically update such notice as well as upon specific request by Landlord or Landlord's parking operator to reflect changes to Tenant's Authorized Users or their vehicles.

        (b)    Visitor Parking.    So long as this Lease is in effect, Tenant's visitors and guests will be entitled to use those specific parking areas which are designed for short term visitor parking and which are located within the surface parking area(s), if any, and/or within the parking structure(s) which serve the Building. Visitor parking will be made available at a charge to Tenant's visitors and guests, with the rate being established by Landlord in its discretion from time to time. Tenant, at its sole cost and expense, may elect to validate such parking for its visitors and guests. All such visitor parking will be on a non-exclusive, in common basis with all other visitors and guests of the Project.

        (c)    Use of Parking Spaces.    Tenant will not use or allow any of Tenant's Authorized Users to use any parking spaces which have been specifically assigned by Landlord to other tenants or occupants or for other uses such as visitor parking or which have been designated by any governmental entity as being restricted to certain users. Tenant will not be entitled to increase its parking privileges above the maximum number of parking spaces to be provided to Tenant pursuant to Subparagraph 1(s) or reduce its parking privileges below the minimum number of parking spaces to be provided to Tenant pursuant to

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any damage caused by such removal, Landlord may do so at Tenant's sole cost and expense. Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any installation, maintenance or removal of Tenant's account, which amount will be deemed additional rent, and may include, without limitation, all sums disbursed, incurred or deposited by Landlord including Landlord's costs, expenses and actual attorneys' fees with interest thereon at the Interest Rate from the date of Landlord's demand until paid by Tenant. Any and all sign rights granted to Tenant under this Lease may be assigned, transferred or otherwise conveyed only by Tenant to an assignee of all or substantially all of Tenant's rights to and estate in the Premises by assignment and assumption in accordance with Paragraph 24 of this Lease provided the name of such assignee is not an "objectionable name".

        Notwithstanding anything to the contrary in this Paragraph 34, subject to City of Irvine approval and the terms and conditions set forth above. Tenant shall also be entitled to have the name "ALLIANCE BANK" (or such other designation for Tenant's corporation that is not an "objectionable name" as described below) placed in one mutually acceptable location on the exterior of the Building at eyebrow level ("Eyebrow Sign"). Tenant's right to the Eyebrow Sign shall be effective for one hundred eighty (180) days after Tenant moves into the Premises. If the Eyebrow Sign is not installed within said 180 day period, Tenant shall be deemed to have waived Tenant's right to the Eyebrow Sign and such right shall be deemed null and void and of no further force or effect. Tenant's right to an Eyebrow Sign is non-exclusive and Landlord shall have the right to grant eyebrow sign rights to other tenants of the Building at Landlord's discretion, subject to City of Irvine requirements.

        As used herein, an "objectionable name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the image Landlord desires to maintain for the Building, or which would otherwise reasonably offend a landlord or a Class A building in the Irvine, California area, taking into consideration the level and visibility of signage rights inherent in Tenant's signage.

        The Eyebrow Sign shall be subject to Landlord's prior reasonable approval, the sign criteria for the Building, and Landlord's receipt of all necessary permits and approvals for the City of Irvine. Tenant shall be solely responsible for payment of all costs and expenses arising from the Eyebrow Sign, including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair and removal costs plus the costs of restoring any underlying surfaces of the Building to the condition existing prior to the installation of said signs.

        35.    LIMITATION ON LIABILITY.    In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) Tenant's recourse against Landlord for monetary damages will be limited to Landlord's interest in the Building including, subject to the prior rights of any Mortgagee, Landlord's interest in the rents of the Building and any insurance proceeds payable to Landlord; (b) Except as may be necessary to secure jurisdiction of the partnership or company, no partner or member of Landlord shall be sued or named as a party in any suit or action and no service of process shall be made against any partner or member of Landlord; (c) no partner or member of Landlord shall be required to answer or otherwise plead to any service of process; (d) No judgment will be taken against any partner or member of Landlord and any judgment taken against any partner or member of Landlord may be vacated and set aside at any time after the fact; (e) No writ of execution will be levied against the assets of any partner or member of Landlord; (f) The obligations under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual members, partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and (g) These covenants and agreements are enforceable both by Landlord and also by any partner or member of Landlord.

        36.    FINANCIAL STATEMENTS.    Prior to the execution of this Lease by Landlord and at any time during the Term of this Lease upon ten (10) days prior written notice from Landlord, Tenant agrees to provide Landlord with a current financial statement for Tenant and any guarantors of Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant and any guarantors of Tenant. Such statements are to be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, audited by an independent certified public accountant. Landlord acknowledges that Tenant's financial statements contain proprietary, sensitive and confidential information concerning Tenant and its operations and financial condition, Landlord agrees to maintain such confidentiality and not to disclose the Tenant's financial statements (or any information reported thereon) to any third party; except that Landlord may, in good faith, provide copies of the financial statements to any lender in connection with obtaining financing secured by the Building or the Premises.

        37.    QUIET ENJOYMENT.    Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions on Tenant's part to be observed and performed under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without hindrance or molestation by Landlord or its employees or agents.

        38.    MISCELLANEOUS.

        (a)    Conflict of Laws.    This Lease shall be governed by and construed solely pursuant to the laws of the State of California, without giving effect to choice of law principles thereunder.

        (b)    Successors and Assigns.    Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

        (c)    Professional Fees and Costs.    If either Landlord or Tenant should bring suit against the other with respect to this Lease, then all costs and expenses, including without limitation, actual professional fees and costs such as appraisers', accountants' and attorneys' fees and costs, incurred by the party which prevails in such action, whether by final judgment or out of court settlement, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. As used herein, attorneys' fees and costs shall include, without limitation, attorneys' fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

        (d)    Terms and Headings.    The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

        (e)    Time.    Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

        (f)    Prior Agreement; Amendments.    This Lease constitutes and is intended by the parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Lease. This Lease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Lease. There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject matter of this Lease. No alteration, modification, amendment or interpretation of this Lease shall be binding on the parties unless contained in a writing which is signed by both parties.

        (g)    Separability.    The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

        (h)    Recording.    Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other.

        (i)    Counterparts.    This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

        (j)    Nondisclosure of Lease Terms.    Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Development, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

        (k)    Non-Discrimination.    Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

        39.    EXECUTION OF LEASE.

        (a)    Joint and Several Obligations.    If more than one person executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (ii) the term "Tenant" as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of theme had so acted or so given or received such notice or refund or so signed.

        (b)    Tenant as Corporation or Partnership.    If Tenant executes this Lease as a corporation or partnership, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that such entity is duly qualified and in good standing to do business in California and that the individuals executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord on execution hereof, if requested by Landlord, and in accordance with the by-laws of Tenant, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto. If any, copies of which are to be delivered to Landlord on execution hereof, if requested by Landlord, and that this Lease is binding upon Tenant in accordance with its terms.

        (c)    Examination of Lease.    Submission of this instrument by Landlord to Tenant for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

        40.    UNION LABOR.    Notwithstanding anything in this Lease to the contrary, Tenant covenants and agrees that all contractors and subcontractors at any tier performing any construction, repair, refurbishment, alteration or restoration with respect to the Premises, including, without limitation, with respect to tenant improvements, build-outs, alterations, additions, improvements, renovations, repairs, remodeling, painting and installation of fixtures, mechanical, electrical and plumbing work, installation, repair and alteration of data, security and telecommunication cabling and related improvements and fixtures at the Premises, low voltage or elevator equipment or systems or other similar building equipment and systems, or with respect to any other construction work in, on, or to the Premises or elsewhere within the Building on Tenant's behalf, shall: (i) be bound by and signatory to a collective bargaining agreement with a labor organization (a) whose jurisdiction covers the type of work to be performed on the Premises and/or within the Building, and (b) who is affiliated with the Building and Construction Trades Department of the AFL-CIO; and (ii) each such contractor or subcontractor shall observe area standards for wages and other terms and conditions of employment, including fringe benefits. Any violation of this Paragraph 40 shall be deemed a material default under this Lease. Notwithstanding the foregoing, in the event of an emergency situation (i.e., unanticipated and outside of the normal course of business) which either has materially interrupted or presents an immediate threat of material disruption of data, security or telecommunications functions at the Premises necessary for the conduct of Tenant's business (any such event, a "Labor Exception Event"), Tenant may engage a contractor not meeting the requirements of this Paragraph 40 so long as (i) such engagement is limited, to the greatest extent practicable, to the immediate resolution or mediation of such Labor Exception Event (e.g., providing a short-term, temporary solution or service alternative relating to a telecommunications equipment failure which would allow the Tenant's business to continue functioning in the short-term, as opposed to any related, subsequent installation of a new telecommunications system in the Premises, which installation would require the use of union labor meeting the requirements set for above), and (ii) Tenant shall notify Landlord in writing of such Labor Exception Event as soon as is practicable (which, depending on the nature and urgency of the specific situation, may require notification prior to seeking to use non-union labor in response to the Labor Exception Event, and, in all events, shall require notification as soon thereafter as is possible), which notice shall specify the specific nature of the Labor Exception Event, the work, which any non-union contractor is to perform as permitted hereunder, and any expected subsequent or related work which would then be performed by contractors and subcontractors meeting the union labor requirements set forth above.

        IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

TENANT:			LANDLORD:
ALLIANCE BANK, a California banking corporation			MAIN & MAC II, LP, a Delaware limited partnership
			By:	KNMM II, LLC,
By:	/s/ CURTIS S. REIS			a Delaware limited liability company
	Print Name:	CURTIS S. REIS		By:	KDC-OC II, LLC,
a Delaware limited liability company
	Print Title:	CHAIRMAN & PRESIDENT
					By:	Koll Development Company, LLC a Delaware limited liability company Its: Member
						By:	/s/ NADER A. SHAH
							Name:	Nader A. Shah
							Title:	Vice President, Development

ADDENDUM TO LEASE

        This ADDENDUM is attached to, made a part of, incorporated into and amends and supplements that certain Office Building Lease dated                  , 2001 (the "Lease"), by and between MAIN & MAC II, LP, a Delaware limited partnership ("Landlord"), and ALLIANCE BANK, a California banking corporation ("Tenant"), Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth in this Addendum will be deemed to be a part of the Lease and will supersede any contrary provision in the Lease and shall prevail and control for all purposes. All references in the Lease and this Addendum to the defined term "Lease" are to be construed to mean the Lease as amended and supplemented by this Addendum. Terms which are not defined in this Addendum have the meanings given to them in the Lease. The paragraphs below are numbered consecutively with those in the Lease.

        41.  OPTION TO EXTEND

        (a)  Subject to the terms of this Paragraph 41 and Paragraph 44, entitled "Options", Landlord hereby grants to Tenant one (1) option (the "Extension Option") to extend the Term of this Lease with respect to the entire Premises and only the entire Premises then being leased by Tenant for one (1) additional period of five (5) years (the "Option Term"), on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that: None of the concessions, allowances or other inducements for Tenant to enter into this Lease shall be applicable during the Option Term; Monthly Base Rent shall be established based on the "fair market rental rate" for the Premises for the Option Term as defined and determined in accordance with the provisions of this Paragraph 41 below; the Term, as extended by the Extension Option, shall be five (5) years and Tenant shall have no further options to extend unless otherwise agreed by Landlord in its sole and absolute discretion; and monthly rates per stall for parking privileges shall be established based on the fair market rental rate for similar parking privileges in similar office buildings in the Irvine/Newport Beach "Airport" area (the "Comparison Area"), as determined in Landlord's reasonable discretion, but in no event more than the then prevailing rates for parking within the Project.

        (b)  The Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no later than the date which is nine (9) months, and no earlier than the date which is twelve (12) months prior to the expiration of the initial Term of this Lease.

        (c)  The term "fair market rental rate" as used in this Addendum shall mean the annual amount per rentable square foot or per parking space (by type), which as of the date of determination is projected for and throughout the Option Term to be acceptable to a willing, new, non-expansion, non-renewal and non-equity tenant of credit worthiness comparable to Tenant (excluding sublease and assignment transactions), and a willing landlord of a similar quality office building located in the Comparison Area, in an arm's length transaction (what Landlord is accepting in then current transactions for the Building shall be considered for purposes of determining rent for the Option Term), for space of comparable size or greater, comparable in quality and floor height as the leased area at issue taking into account the age and layout of the existing improvements in the leased area at issue and taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates, office space availability, tenant size, tenant improvement allowances, operating expenses and allowance, parking charges, and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings.

        (d)  In the event where a determination of fair market rental rate is required under the Lease, Landlord shall provide written notice of Landlord's determination of the fair market rental rate not later than thirty (30) days after the last day upon which Tenant timely exercises the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to (i) accept such fair market rental rate, or (ii) reasonably object thereto in writing. Failure of

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Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant's Review Period shall conclusively be deemed Tenant's approval and acceptance thereof. If within Tenant's Review Period Tenant reasonably objects to the fair market rental rate submitted by Landlord, Landlord and Tenant will meet meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph (c) above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) business days after Tenant objects to the fair market rental submitted by Landlord. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the "Outside Agreement Date"), Tenant's Option will be deemed null and void unless Tenant demands appraisal by written notice to Landlord within five (5) business days thereafter, in which event each party's determination shall be submitted to appraisal in accordance with the provisions below.

        (e)  (i)    Landlord and Tenant shall each appoint one appraiser who shall by profession be a real estate broker who has been active over the five (5) year period ending on the date of such appointment in the leasing of mid to high-rise office space in the Comparison Area. Each such appraiser will be appointed within thirty (30) days after the Outside Agreement Date.

        (ii)  The two (2) appraisers so appointed will within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.

        (iii)  The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual new fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements of Paragraph (c) and this Paragraph (e) regarding same.

        (iv)  The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

        (v)  The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option, and such decision shall be used to establish the rental rate for the Option Term. The cost of each party's appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser shall be shared equally by Landlord and Tenant.

        (vi)  If either Landlord or Tenant fails to appoint an appraiser within the time period in Paragraph (e)(i) herein above, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted best and final fair market rental rate), notify Landlord and Tenant thereof and such appraiser's decision shall be binding upon Landlord and Tenant.

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        (vii) If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Orange County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for either party.

        (viii)    In the event that the new Monthly Base Rent is not established prior to end of the initial Term of the Lease, the Monthly Base Rent immediately payable at the commencement of the applicable Option Term shall be the Monthly Base Rent determined by Landlord. Notwithstanding the above, once the fair market rental is determined in accordance with this section, the parties shall settle any overpayment on the next Monthly Base Rent payment date falling not less than thirty (30) days after such determination and shall enter into an amendment to this Lease confirming the terms of the determination.

        42.  OPTIONS.

        (a)  As used in this Paragraph, the word "Option" means the Extension Option pursuant to Paragraph 41.

        (b)  The Option is personal to the original Tenant executing this Lease and may be exercised only by the original Tenant executing this Lease while occupying the entire Premises and without the intent of thereafter assigning this Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease. The Option is not assignable separate and apart from this Lease, nor may the Option be separated from this Lease in any manner, either by reservation or otherwise.

        (c)  Tenant will have no right to exercise the Option, notwithstanding any provision of the grant of the Option to the contrary, and Tenant's exercise of the Option may be nullified by Landlord and deemed of no further force or effect, if (1) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of this Lease (or if Tenant would be in such default under this Lease but for the passage of time or the giving of notice, or both) as of Tenant's exercise of the Option or at any time after the exercise of any such Option and prior to the commencement of the Option Term, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such Defaults are subsequently cured, during the twelve (12) consecutive month period of this Lease immediately prior to delivery of Tenant's option exercise notice.

        (d)  The Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Lease Term.

        43.  ATM.    Subject to the terms and conditions set forth in Paragraph 13, Tenant shall have the right all its sole cost and expense to install, operate, maintain and remove, one automated teller machine/night-drop box ("ATM") in the ground floor lobby, exterior wall or Premises window of the Building adjacent to Tenant's bank branch. Tenant, at its own cost and expense, shall be solely responsible for providing security for the ATM, and agrees that Landlord shall have no liability or obligation to Tenant with respect thereto. Upon the expiration or earlier termination of this Lease, Tenant shall remove the ATM from Building and shall repair any and all damage caused by such removal and restore the Building to the condition which existed prior to the installation of the ATM by Tenant.

        44.  CONDITIONS PRECEDENT TO EFFECTIVENESS OF LEASE.

        As an express condition precedent to the effectiveness of the Lease and the obligations of the Tenant hereunder, within fifteen (15) business days of the mutual execution and delivery of the Lease, Tenant shall have obtained and shall have notified Landlord that it has obtained, all regulatory and other governmental approvals necessary, as reasonably determined by Tenant, to establish a retail bank

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branch at the Premises. Notwithstanding the foregoing, Tenant shall have the right to waive this contingency in writing on or prior to the expiration of such period. Tenant shall use commercially reasonable efforts to obtain the subject approvals on or before the expiration of the contingency. In the event that Tenant fails to deliver written timely notice to Landlord that this contingency has been satisfied (or waived, as the case may be), this Lease shall expire and terminate as of the date of execution hereof, all prepaid rent and security deposits shall be returned by Landlord to Tenant, and all parties shall be discharged from further obligations or liability under the Lease.

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  Exhibit 10.8
OFFICE BUILDING LEASE BETWEEN MAIN & MAC II, LP, LANDLORD AND ALLIANCE BANK, TENANT
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OFFICE BUILDING LEASE
ADDENDUM TO LEASE